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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO.   1    )*
                                             --------

                               IPC Holdings, Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   G4933P101
                              ---------------------
                                 (CUSIP Number)

            December 31, 1998  - Amendment pursuant to Rule 13d-2(b)
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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------------------------                           ----------------------------
CUSIP NO. G4933P101                  13G             Page   1   of  3  Pages
                                                          -----   -----
------------------------                           ----------------------------
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          1     NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Boston Partners Asset Management, L.P.

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          2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                                        (b) [ ]
                Not applicable

--------------------------------------------------------------------------------
          3     SEC USE ONLY



--------------------------------------------------------------------------------
          4     CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware

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                                   5     SOLE VOTING POWER

                                         -0- shares
               NUMBER OF     ---------------------------------------------------
                SHARES             6     SHARED VOTING POWER
             BENEFICIALLY
               OWNED BY                  1,642,900 shares
                 EACH        ---------------------------------------------------
                PERSON             7     SOLE DISPOSITIVE POWERREPORTING
                 WITH
                                         -0- shares
                             ---------------------------------------------------
                                   8     SHARED DISPOSITIVE POWER
                                         1,642,900 shares
--------------------------------------------------------------------------------
          9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,642,900 shares
--------------------------------------------------------------------------------
         10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN [ ] SHARES*

               Not applicable
--------------------------------------------------------------------------------
         11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               6.6%

--------------------------------------------------------------------------------
         12    TYPE OF REPORTING PERSON *

               IA

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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-------------------------                         ------------------------------
CUSIP NO. G4933P101            13G                  Page   2   of   3   Pages
                                                         -----    -----
-------------------------                         ------------------------------
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          1     NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Boston Partners, Inc.

--------------------------------------------------------------------------------
          2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [ ]
                                                                    (b) [ ]
                Not applicable

--------------------------------------------------------------------------------
          3     SEC USE ONLY



--------------------------------------------------------------------------------
          4     CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware

--------------------------------------------------------------------------------
                                   5     SOLE VOTING POWER

                                         -0- shares
              NUMBER OF      ---------------------------------------------------
                SHARES             6     SHARED VOTING POWER
             BENEFICIALLY
               OWNED BY                  1,642,900 shares
                 EACH        ---------------------------------------------------
              REPORTING            7     SOLE DISPOSITIVE POWER
                PERSON
                 WITH                    -0- shares
                             ---------------------------------------------------
                                   8     SHARED DISPOSITIVE POWER

                                         1,642,900 shares
--------------------------------------------------------------------------------
          9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,642,900 shares
--------------------------------------------------------------------------------
         10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN [ ] SHARES*

               Not applicable
--------------------------------------------------------------------------------
         11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               6.6%

--------------------------------------------------------------------------------
         12    TYPE OF REPORTING PERSON *

               CO

--------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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-------------------------                          -----------------------------
CUSIP NO. G4933P101                13G               Page   3   of   3   Pages
                                                          -----    -----
-------------------------                          -----------------------------

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           1     NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Desmond John Heathwood

--------------------------------------------------------------------------------
           2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]
                                                                       (b) [ ]
                 Not applicable

--------------------------------------------------------------------------------
           3     SEC USE ONLY



--------------------------------------------------------------------------------
           4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States
--------------------------------------------------------------------------------
                                    5     SOLE VOTING POWER

                                          -0- shares
               NUMBER OF     ---------------------------------------------------
                 SHARES             6     SHARED VOTING POWER
              BENEFICIALLY
                OWNED BY                  1,642,900 shares
                  EACH       ---------------------------------------------------
               REPORTING            7     SOLE DISPOSITIVE POWER
                 PERSON
                  WITH                    -0- shares
                             ---------------------------------------------------
                                    8     SHARED DISPOSITIVE POWER

                                          1,642,900 shares
--------------------------------------------------------------------------------
           9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,642,900 shares
--------------------------------------------------------------------------------
          10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN [ ] SHARES*

               Not applicable
--------------------------------------------------------------------------------
          11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               6.6%

--------------------------------------------------------------------------------
          12   TYPE OF REPORTING PERSON *

               IN

--------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).    Name of Issuer:  IPC Holdings, Ltd.  (the "Issuer").

Item 1(b). Address of Issuer's Principal Executive Offices: American International Building, 29 Richmond Road, Pembroke, HM 08, Bermuda

Item 2(a). Names of Persons Filing: Boston Partners Asset Management, L.P. ("BPAM"), Boston Partners, Inc. ("Boston Partners"), and Desmond John Heathwood. BPAM, Boston Partners, and Mr. Heathwood are sometimes referred to collectively herein as the "Reporting Persons."

Item 2(b). Address of Principal Business Office or, if None, Residence: The address of the principal business office of BPAM, Boston Partners, and Mr. Heathwood is 28 State Street, 20th Floor, Boston, MA 02109.

Item 2(c). Citizenship: BPAM is a Delaware limited partnership. Boston Partners is a Delaware corporation. Mr. Heathwood is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.01 par value ("Common Stock").

Item 2(e).    CUSIP Number: G4933P101

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c) check whether the person filing is a:

                      (a)  [   ] Broker or dealer registered under Section 15 of
                                 the Act (15 U.S.C. 78o).

                      (b)  [   ] Bank as defined in section 3(a)(6) of the Act
                                 (15 U.S.C. 78c).

                      (c)  [   ] Insurance Company as defined in section 3(a)
                                 (19) of the Act (15 U.S.C. 78c).

                      (d)  [   ] Investment Company registered under section 8
                                 of the Investment Company Act of 1940 (15
                                 U.S.C. 80a-8).

                      (e)  [ X ] An investment adviser in accordance with Rule
                                 13d-1(b)(1)(ii)(E);

                      (f)  [   ] An employee benefit plan or endowment fund in
                                 accordance with Rule 13d-1(b)(1)(ii)(F);

                      (g)  [   ] A parent holding company or control person in
                                 accordance with Rule 13d-1(b)(1)(ii)(G);


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                      (h)  [   ] A savings association as defined in section
                                 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                      (i)  [   ] A church plan that is excluded from the
                                 definition of an investment company under
                                 section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                      (j)  [   ] Group, in accordance with Rule
                                 13d-1(b)(1)(ii)(J).


Item 4.               Ownership.

      (a) Amount Beneficially Owned: Each of the Reporting Persons may be deemed to own beneficially 1,642,900 shares of Common Stock at December 31, 1998. BPAM owns of record 1,642,900 shares of Common Stock. As sole general partner of BPAM, Boston Partners may be deemed to own beneficially all of the shares of Common Stock that BPAM may be deemed to own beneficially. As principal stockholder of Boston Partners, Mr. Heathwood may be deemed to own beneficially all of the Common Stock that Boston Partners may be deemed to own beneficially. Therefore, each of the Reporting Persons may be deemed to own beneficially 1,642,900 shares of Common Stock of the Issuer.

      (b) Percent of Class: 6.6% for all Reporting Persons. The foregoing percentage is calculated based on the 25,033,932 shares of Common Stock reported to be outstanding on November 9, 1998 as reported on the Form 10-Q for the quarter ended September 30, 1998.

      (c)   Number of shares as to which such person has:

            (i) sole power to vote or to direct the vote: 0 shares for all Reporting Persons.

            (ii) shared power to vote or to direct the vote: 1,642,900 shares for all Reporting Persons.

            (iii) sole power to dispose or to direct the disposition of: 0 shares for all Reporting Persons.

            (iv)  shared power to dispose or to direct the disposition of:
                  1,642,900 shares for all Reporting Persons.

            Pursuant to Rule 13d-4, each of Boston Partners and Mr. Heathwood expressly disclaims beneficial ownership of any shares of Common Stock of the Issuer.

Item 5.     Ownership of Five Percent or Less of a Class.


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            Not applicable.

Item  6.    Ownership of More than Five Percent on Behalf of Another Person.

            BPAM holds all of the above 1,642,900 shares under management for its clients, who have the right to direct the receipt of dividends, to receive dividends from such shares and to receive the proceeds from the sale of such shares. None of these clients holds more than five percent of the Common Stock of the Issuer.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not applicable. BPAM, Boston Partners and Mr. Heathwood expressly disclaim membership in a "group" as defined in Rule 13d-5(b)(1).

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certification.

            By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as Exhibit 1 hereto.

Dated:  February 12, 1999


BOSTON PARTNERS ASSET MANAGEMENT, L.P.

By:   Boston Partners, Inc.,
      its general partner


      By:   /s/ William J. Kelly
            --------------------
            William J. Kelly
            Treasurer and Senior Vice President


BOSTON PARTNERS, INC.


      By:   /s/ William J. Kelly
            --------------------
            William J. Kelly
            Treasurer and Senior Vice President


/s/ William J. Kelly
--------------------
Desmond John Heathwood
by:   William J. Kelly
      Attorney-in-Fact*

* Signed pursuant to a Power of Attorney executed by Desmond John Heathwood, a copy of which is filed herewith.


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                                                                       Exhibit 1

                                    AGREEMENT

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of IPC Holdings, Ltd.

      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

      EXECUTED this 12th day of February, 1999.

BOSTON PARTNERS ASSET MANAGEMENT, L.P.

By:  Boston Partners, Inc.
     its general partner


     By:    /s/ William J. Kelly
            --------------------
            William J. Kelly
            Treasurer and Senior Vice President



BOSTON PARTNERS, INC.


     By:    /s/ William J. Kelly
            --------------------
            William J. Kelly
            Treasurer and Senior Vice President



/s/ William J. Kelly
--------------------
Desmond John Heathwood
by:  William J. Kelly
     Attorney-in-Fact*

* Signed pursuant to a Power of Attorney executed by Desmond John Heathwood, a copy of which is filed herewith.